Exhibit 99.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 20 to Registration Statement No. 33-37537 of Merrill Lynch U.S. Treasury Money Fund (the “Fund”) on Form N-1A of our report dated January 18, 2006 appearing in the November 30, 2005 Annual Report of the Fund, which is incorporated by reference in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the caption “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 10, 2006